UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2010 Annual Meeting
and
Proxy Statement

	Letter from Joe Mansueto, CEO & Chairman
	Notice of Annual Meeting
	Proxy Statement
01	Questions and Answers About the Annual Meeting and the Proxy Materials	23	Compensation Committee Interlocks and Insider Participation

04	Proposal 1: Election of Directors	24	Executive Compensation

06	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	28	Equity Compensation Plan Information

07	Board of Directors and Corporate Governance	29	Audit Committee Report

14	Security Ownership of Certain Beneficial Owners and Management	31	Principal Accounting Firm Fees

16	Compensation Discussion and Analysis	32	Certain Relationships and Related Party Transactions

23	Compensation Committee Report	33	Section 16(a) Beneficial Ownership Reporting Compliance

		33	Shareholder Proposals or Nominations

		34	Obtaining Our Financial Statements

		34	Communicating With Us

April 8, 2010

Dear Shareholder:

We will hold our 2010 Annual Shareholders’ Meeting at 9:00 a.m. local time on Tuesday, May 18, 2010 at our corporate headquarters at 22 West Washington Street in Chicago, Illinois. We look forward to your participation, either in person or by proxy.

The agenda for this year’s meeting includes the election of directors and ratification of the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote to elect each of the director nominees and to ratify the appointment of our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting. The election of each director nominee and the proposal to ratify the appointment of our independent registered public accounting firm will each require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its website at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada). You can view your Morningstar stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Center at www.computershare.com.

Sincerely,

Joe Mansueto
Chairman of the Board and Chief Executive Officer

Morningstar, Inc.
Notice of Annual Shareholders’ Meeting
To be held on May 18, 2010

Dear Shareholder:

You are cordially invited to attend our 2010 Annual Shareholders’ Meeting, which will be held at 9:00 a.m. local time on Tuesday, May 18, 2010 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

• To elect the director nominees identified in this proxy statement to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed.

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

• To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the annual meeting.

You may vote at the annual meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 19, 2010, the record date for the meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Richard E. Robbins
General Counsel and Corporate Secretary
Chicago, Illinois
April 8, 2010

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2010 Annual Shareholders’ Meeting to be held at 9:00 a.m. local time on Tuesday, May 18, 2010 at our corporate headquarters at 22 West Washington Street in Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on April 8, 2010.

Questions and Answers About the
Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9:00 a.m. local time on Tuesday, May 18, 2010 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach the auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We are now providing access to our proxy materials over the Internet. On April 8, 2010 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual meeting and be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for this year. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting at the meeting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 19, 2010 are entitled to vote at the meeting. On that date, there were 48,900,251 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2010 Proxy Statement   01

How many votes are required to elect directors and adopt proposals?

The election of each director nominee and ratification of the appointment of Ernst & Young as our independent registered public accounting firm each require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials by mail, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials by mail, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

• FOR the election of the director nominees listed in Proposal 1: Election of Directors.

• FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the current year.

What is the effect if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors, ratification of the appointment of Ernst & Young as our independent registered public accounting firm, and for the purpose of determining whether the shareholders have approved other matters, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Morningstar, Inc. 2010 Proxy Statement   02

Can I revoke my proxy?

You may revoke your proxy at any time prior to the completion of voting at the meeting by voting in person at the meeting or by delivering instructions prior to the meeting by mail to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. They will not be compensated for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the expenses of doing so in accordance with applicable statutory fee schedules.

Will a replay of the annual meeting be available?

If you miss the meeting, you can view a videotaped replay at http://www.corporate.morningstar.com until November 30, 2010.

Morningstar, Inc. 2010 Proxy Statement   03

_____________________________________________________

Proposal 1:
Election of Directors

Our nominees for election as directors include six independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (NASDAQ), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

In December 2009, Frank Ptak announced his intention to step down as a member of the Board at the annual meeting on May 18, 2010. Frank is not standing for re-election at the annual meeting. In January 2010, at the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Hugh Zentmyer to serve on the Board.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 18, 2010 and ending with the annual meeting to be held in 2011 or until his or her successor, if any, is elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxies may vote either for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees.

Name	Age	Position
Joe Mansueto	53	Chairman of the Board and Chief Executive Officer
Don Phillips	47	Managing Director; President, Fund Research; and Director
Cheryl Francis	56	Director
Steve Kaplan	50	Director
Bill Lyons	54	Director
Jack Noonan	62	Director
Paul Sturm	63	Director
Hugh Zentmyer	63	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business. Joe currently serves as a member of the board of directors of Trans Union LLC.

Don Phillips

Don Phillips has been one of our managing directors since 2000 and in 2009 became president of fund research. He is responsible for overseeing our research on mutual funds, exchange-traded funds, and alternative investments. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our

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chief executive officer from 1998 to 2000. He has served on the Board since August 1999. He also serves on the board of directors for Morningstar Japan. He holds a bachelor’s degree in English from the University of Texas and a master’s degree in American literature from The University of Chicago.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chairman, Corporate Leadership Center, since August 2008 and vice-chairman from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Hewitt Associates, Inc., as well as a trustee for Cornell University. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves as a member of the board of directors of Accretive Health, Inc. and on the board of trustees of the Columbia Acorn Funds.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel and chief operating officer. He currently serves as a member of the board of directors of NIC Inc. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of SPSS Inc., a software company specializing in predictive analytics, from October 2009 to December 2009. From 1992 to October 2009, he served as president, chief executive officer, and chairman of the board of directors of SPSS Inc.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and wrote a monthly column on investing for Smart Money magazine between 1992 and 2006. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor’s degree in economics from Oberlin College and a master’s degree in journalism from Columbia University. He received a juris doctor degree from Georgetown University Law Center.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

Morningstar, Inc. 2010 Proxy Statement   05

_____________________________________________________

Proposal 2:
Ratification of Appointment of Independent
Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. As a matter of good corporate governance, we are asking shareholders to ratify the appointment of Ernst & Young. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2009, and related matters.

Recommendation of the Board

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2010.

Morningstar, Inc. 2010 Proxy Statement   06

_____________________________________________________

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to allocate duties and authority between the Board and our management team. These guidelines reflect the Board’s commitment to monitor policies and decision-making at both the Board and management levels, with the goal of enhancing shareholder value over the long-term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of nine directors, eight of whom are standing for re-election at the annual meeting. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include seven independent directors and two members of our senior management team. Frank Ptak is not standing for re-election at the annual meeting. Our Board will consist of eight directors at that time.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent under NASDAQ requirements. The NASDAQ independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board has determined that none of our non-employee directors has a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to the company. For Cheryl Francis, the Board considered ordinary course transactions between the company and Hewitt Associates, Inc., where she is a member of the board of directors, and ordinary course transactions between the company and the Corporate Leadership Center, where she is co-chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he is a member of the board of trustees, and a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a new library at the University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and American Century Companies, Inc. and Bill’s equity interest in American Century Companies, Inc., where he served as president and chief executive officer until March 2007. For Jack Noonan, the Board considered ordinary course transactions between the company and SPSS Inc., where he served as president, chief executive officer, and chairman of the board of directors until October 2009 and transition executive from October 2009 to December 2009, and ordinary course transactions between the company and International Business Machines Corporation, the parent company of SPSS Inc. For Frank Ptak, the Board considered that his son, Jeff Ptak, is employed by Morningstar Investment Services, Inc., a wholly owned subsidiary of the company. Paul Sturm and Hugh Zentmyer do not have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is a disclosure requirement of the SEC related to Cheryl Francis’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

Morningstar, Inc. 2010 Proxy Statement   07

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include: (a) selecting and regularly evaluating the performance of the chief executive officer, (b) planning for chief executive officer succession and monitoring succession planning for other senior executives, (c) overseeing the conduct of our business to evaluate whether the business is being properly managed, (d) risk oversight, and (e) overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the roles of the chairman of the board and chief executive officer. The Board recognizes that in some circumstances there can be great value in having separate individuals serve as chairman and chief executive officer. However, the Board’s position has been that having Joe Mansueto serve as both chairman and chief executive officer is in the best interest of the company and its shareholders at this point in time given the nature and size of our business, the company’s current management needs, the composition of the current board, and Joe’s position as founder and controlling shareholder of the company. The Board would consider making a change to the combined chairman and chief executive officer structure if it determined that would be the best course of action for the company, but it believes this structure has been working well.

The Board has not designated a lead director; however, the independent directors may choose from among them a lead director with respect to any matter. The practice of allowing the independent directors to determine who among them will be responsible with respect to any matter has been working well for the Board. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. On an annual basis, the full Board receives a presentation by management on enterprise risk, including operational, financial, legal and regulatory, and strategic and reputational risks. Additional reporting on enterprise risks is conducted as needed or as requested by the Board. The Board believes its oversight of risk is enhanced by its current leadership structure as discussed above because our chief executive officer, who is ultimately responsible for the company’s management of risk, also chairs regular board meetings, and with his in-depth knowledge and understanding of the company, is best able to bring key business issues and risks to the Board’s attention.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices: the mixture of cash and equity-based compensation incents an appropriate balance between short-term and long-term risk, multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company, the use of stock ownership requirements for our executive

Morningstar, Inc. 2010 Proxy Statement   08

officers not only aligns their interests with shareholders but also discourages behavior that is focused only on the short-term, and the Compensation Committee has the ability to exercise negative discretion in setting incentive payouts.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held six meetings in 2009. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting. In 2009, each director attended all of the meetings of the Board and the committees on which he or she served, except that Don Phillips missed one Board meeting and Steve Kaplan missed one Audit Committee meeting. Each of the directors then in office attended our 2009 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under NASDAQ standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2009.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Don Phillips
Cheryl Francis	Chair	Member
Steve Kaplan	Member	Chair
Bill Lyons	Member	Member
Jack Noonan		Member	Member
Frank Ptak			Member
Paul Sturm	Member		Chair
2009 Meetings	10	6	4

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 29.

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our executive officers and other employees. The Compensation Committee also reviews and determines various other Morningstar compensation policies and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors. The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2009, the Compensation Committee didn’t retain a compensation consultant to advise it on executive compensation. We discuss

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additional information about the Compensation Committee, its activity during 2009, and related matters in the Compensation Discussion and Analysis section, which begins on page 16.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company has no policy regarding diversity, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2009, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Hugh Zentmyer, who joined our Board in January 2010, was introduced to the Board by Frank Ptak. With Frank’s decision to not stand for re-election at the annual meeting, the Board sought to add a member with significant experience at a large company. As a former executive vice president of Illinois Tool Works Inc., Hugh’s experience fit the needs of the Board. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on corporate governance matters.

Director Qualifications

Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below. Additional details on our director nominees are set forth in their biographies beginning on page four.

• As the founder and controlling shareholder of the company, Joe Mansueto’s knowledge of all aspects of the business and its history position him well to serve as our chairman and chief executive officer.

• Don Phillips brings to the Board an in-depth understanding of the investment industry. He is a public advocate for investors, with vast experience in analyzing and commenting on investment trends.

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• Cheryl Francis is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

• Steve Kaplan has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions.

• As the former chief executive officer of a private investment management company, Bill Lyons has extensive experience in the mutual fund industry. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on the priorities of and challenges facing our customers. Bill also currently serves on the board of another public company.

• As the former chief executive officer of a public company, Jack Noonan offers a wealth of management experience and business understanding. Jack’s exposure to the complex issues facing a global provider of software makes him a valuable component of our Board.

• Paul Sturm brings to the Board his unique perspective as a financial journalist, a comprehensive understanding of the investment media, as well as a deep understanding of our people, culture, and products.

• As the president and chief executive officer of Marmon Holdings, Inc. and former vice chairman of Illinois Tool Works Inc., Frank Ptak has significant experience running large companies. He provides the Board with critical insights into the operational issues facing large organizations as well as practical guidance regarding potential acquisitions.

• With his years of experience working at a large decentralized company, Hugh Zentmyer brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels. His international strategic acquisition experience fits well with our company’s emphasis on global expansion as part of its growth strategy.

Limitation on Other Board Service

We require that our directors who are currently serving as the chief executive officer or other executive officer of a public company serve on a total of no more than three public company boards. We require that our directors who are not currently serving as a chief executive officer or other executive officer of a public company serve on no more than four public company boards.

Communications from Shareholders to the Board

Shareholders may initiate communications with the Board by writing in care of our General Counsel and Corporate Secretary. Shareholders can send communications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our General Counsel and Corporate Secretary to forward correspondence only to the intended recipients; however, the Board has also instructed him to review the correspondence prior to forwarding it and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board

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concerning corporate governance matters. We have posted the guidelines on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

• The Board believes five to 12 board members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

• The Board may fill Board vacancies. Directors appointed by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

• The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant NASDAQ requirements and applicable laws and regulations.

• The Board believes that non-employee directors who have served on the Board for 12 full one-year terms, whether those 12 one-year terms are served consecutively or not, should be required to take at least a two-year absence from the Board. After a non-employee director is off the Board for two years following the completion of 12 years of service, he or she will again be eligible to serve on the Board. Time served on the Board prior to the completion of our initial public offering is not counted against a non-employee director’s limit of 12 one-year terms. The Board believes that this term limit will help ensure that there are fresh ideas and viewpoints available.

• The Board believes that it should evaluate the abilities and contributions of each director according to the process described above, and does not believe it should fix a retirement age for directors.

• The Board believes that any director who retires from his or her present employment or who materially changes his or her position should promptly tender a written resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed status.

• All directors must comply with the applicable provisions of our Code of Ethics, including the Conflicts of Interest section. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

• If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our Investor Relations website at http://global.morningstar.com/US/InvestorRelations also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

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Cash Compensation

Each non-employee director is entitled to receive a fee of $1,000 per Board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. The Chairman of the Board or relevant Committee Chair has the discretion to waive fees for brief meetings not requiring significant preparation. The Audit Committee Chair receives a cash retainer of $25,000 and the Compensation Committee Chair receives a cash retainer of $10,000.

In January 2010, the Board decided to replace per meeting fees with an annual retainer of $10,000 to non-employee directors. Non-employee directors who are members of a committee will receive an additional annual retainer of $5,000 per committee. The Audit Committee Chair and Compensation Committee Chair will continue to receive an annual retainer of $25,000 and $10,000, respectively. We will begin paying annual retainer fees instead of per meeting fees in May 2010.

Equity-Based Compensation

Each of our non-employee directors receives an annual grant of restricted stock units covering shares with a value of $110,000 at grant, which vest over a period of three years. New non-employee directors, in lieu of receiving an annual grant of restricted stock units, receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant, also vesting over a period of three years. Non-employee directors who are required to stop serving on the Board by virtue of the company’s 12 year-term limit described under Board of Directors and Corporate Governance—Corporate Governance Guidelines, do not forfeit their unvested restricted stock units. In past years, non-employee directors were permitted to defer receipt of the stock that otherwise would have been issued when their restricted stock units vested. We eliminated this deferral feature for new grants as of January 1, 2009.

2009 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2009, other than Hugh Zentmyer, who joined the Board in January 2010. Joe Mansueto and Don Phillips are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	[1]	Stock Awards	[2]	Total
Cheryl Francis	$39,000		$109,975		$148,975
Steve Kaplan	24,000		109,975		133,975
Bill Lyons	14,000		109,975		123,975
Jack Noonan	10,500		109,975		120,475
Frank Ptak	7,500		109,975		117,475
Paul Sturm	12,500		109,975		122,475

(1) Amounts shown include the amounts described above under Cash Compensation. The fees earned by Cheryl Francis and Steve Kaplan include $25,000 and $10,000, respectively, for service as a Committee Chair.

(2) As required by relevant SEC rules, the amounts shown represent the grant date fair value for restricted stock unit awards granted in 2009 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2009, our non-employee directors held the following number of restricted stock units: Cheryl Francis 4,598, Steve Kaplan 8,555, Bill Lyons 5,033, Jack Noonan 4,598, Frank Ptak 9,416, and Paul Sturm 4,598. We did not grant stock options to our non-employee directors in 2007, 2008, or 2009. As of December 31, 2009, our non-employee directors held options with respect to the following number of shares: Cheryl Francis 32,397, Steve Kaplan 4,001, Bill Lyons 0, Jack Noonan 48,000, Frank Ptak 0, and Paul Sturm 60,000. Hugh Zentmyer joined our Board in January 2010. He held no Morningstar stock options or restricted stock units at December 31, 2009. He will receive his initial grant of restricted stock units in May 2010.

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_____________________________________________________

Security Ownership of Certain Beneficial
Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2010 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 48,804,397 shares of our common stock outstanding as of March 1, 2010.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto[1]	25,626,446	52.51%
Scott Cooley[2]	50,293	*
Tao Huang[3]	510,672	1.04
Patrick Reinkemeyer[4]	319,943	*
Richard Robbins[5]	28,801	*
Don Phillips[6]	446,951	*
Cheryl Francis[7]	36,354	*
Steve Kaplan[8]	72,458	*
Bill Lyons	4,854	*
Jack Noonan[9]	77,457	*
Frank Ptak[10]	6,561	*
Paul Sturm[11]	135,438	*
Hugh Zentmyer	0	*
All directors and executive officers as of March 1, 2010 as a group (20 persons)[12]	28,137,776	56.36
Morgan Stanley[13]	3,901,381	7.99
Baron Capital Group, Inc.[14]	2,792,771	5.72

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Joe has pledged 3,400,000 shares of our common stock as security under the terms of a bank credit agreement.

(2) Includes 39,090 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(3) Includes 72,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010 and 14,733 shares of common stock that would be issued pursuant to vested restricted stock units upon Tao Huang’s termination of employment for any reason.

(4) Includes 274,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(5) Includes 25,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(6) Includes 110,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(7) Includes 31,897 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(8) Includes 4,001 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010 and 3,957 shares of common stock that would be issued pursuant to vested restricted stock units upon Steve Kaplan’s departure from the Board.

(9) Includes 1,000 shares of common stock held by Jack Noonan’s spouse and 48,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(10) Includes 6,561 shares of common stock that would be issued pursuant to vested restricted stock units upon Frank Ptak’s departure from the Board.

(11) Includes 60,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2010.

(12) Includes 1,196,815 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2010.

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(13) The indicated interest is based solely on a Schedule 13G filed on February 12, 2010 by Morgan Stanley and Morgan Stanley Investment Management Inc., a registered investment adviser and wholly owned subsidiary of Morgan Stanley (MSIM), whose business addresses are 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2009 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
Morgan Stanley	3,901,381	3,780,228	0	3,901,381	0
MSIM	3,421,794	3,300,641	0	3,421,794	0

(14) The indicated interest is based solely on a Schedule 13G filed on February 5, 2010 by Baron Capital Group, Inc. (BCG), BAMCO, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BAMCO), Baron Capital Management, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BCM), and Ronald Baron whose business addresses are 767 Fifth Avenue, New York, NY 10153. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2009 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BCG	2,792,771	0	2,465,071	0	2,792,771
BAMCO	2,792,771	0	2,465,073	0	2,792,771
BCM	156,019	0	155,019	0	156,019
Ronald Baron	2,792,771	0	2,465,071	0	2,792,771

Restricted Stock Units

The following table shows information about the number of restricted stock units held as of March 1, 2010 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, and all of our directors and executive officers as a group. The restricted stock units shown in this table will not vest by April 30, 2010.

Number of Restricted Stock Units
Joe Mansueto	—
Scott Cooley	11,489
Tao Huang	28,530
Patrick Reinkemeyer	16,471
Richard Robbins	14,265
Don Phillips	9,672
Cheryl Francis	4,598
Steve Kaplan	4,598
Bill Lyons	5,033
Jack Noonan	4,598
Frank Ptak	2,855
Paul Sturm	4,598
Hugh Zentmyer	—
All directors and executive officers as of March 1, 2010 as a group (20 persons)	172,948

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_____________________________________________________

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2009. The individuals listed include our chief executive officer, chief financial officer, plus our three other most highly compensated executive officers (named executive officers).

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer
Scott Cooley	Chief Financial Officer
Tao Huang	Chief Operating Officer
Patrick Reinkemeyer	President, Morningstar Associates
Richard Robbins	General Counsel and Corporate Secretary

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay members of our management team competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2004 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Incentive Plan).

The goals of our compensation program for management are to develop compensation policies and practices that:

• attract and retain talented executives;

• motivate and reward our management team for their individual contributions to the company; and

• align management’s interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her business and financial achievements and overall contribution to the company.

The Compensation Committee doesn’t use rigid formulas to determine executive compensation. Nevertheless, the Compensation Committee’s philosophy is to tie incentive compensation closely to value creation, as measured by increases in EBIT (earnings before interest and taxes). The Compensation Committee also pays a meaningful portion of compensation in the form of equity awards. Our equity program, combined with our stock ownership requirements for our executive officers and directors, reward long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its subjective assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, bonus, and equity awards. In 2009, the Compensation Committee didn’t retain a compensation consultant.

The Compensation Committee does, however, compare the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on its review of other companies’ pay practices, but believes it’s relevant to consider this information as a check that our pay practices are competitive. In 2009, the Compensation Committee compared the total compensation of our executives against the total compensation provided to executives at Advent Software, Inc., FactSet Research Systems, Inc., Gartner, Inc., IHS Inc., Interactive Data Corporation, MSCI Inc., RiskMetrics Group, Inc., and The Corporate Executive Board Company.

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CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he doesn’t participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While the Compensation Committee may review and make recommendations to the Board concerning Joe’s compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Elements of our Compensation Program

Our compensation program currently consists of two main elements: cash compensation, including annual base salary and annual bonus, and equity-based compensation.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes they provide incentives to support the goal of enhancing Morningstar’s long-term value. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salaries of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. Because the Compensation Committee believes that variable incentive pay should make up a large portion of each executive officer’s total compensation, it does not make adjustments to base salary every year. These adjustments, when made, are relatively modest. No salary increases were made for our executive officers in 2009.

Bonus Plan: The Incentive Plan, which was adopted by our shareholders at the 2009 Annual Shareholders’ Meeting, rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe Mansueto does not participate in the Incentive Plan. The design of the Incentive Plan enables the Compensation Committee to retain discretion to establish bonuses for our other executive officers based on a subjective assessment of the individual’s achievements and the feedback from our chief executive officer about the individual’s performance and overall contribution to the company, while preserving the company’s ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code. As described in further detail below, in early 2009, the Compensation Committee established the maximum potential bonus for each executive officer under the Incentive Plan. This plan design allows the Compensation Committee to exercise negative discretion in setting payouts under the Incentive Plan.

2009 Bonus Determinations for Named Executive Officers (Other than Joe Mansueto): In response to a challenging business environment Morningstar took a number of steps to reduce costs, including reducing bonus expense. We include a description on page 19 of how we determined the overall employee bonus pool.

In order to satisfy the performance-based requirements for deductible compensation under Section 162(m) of the Internal Revenue Code, in early 2009 the Compensation Committee established a performance-based compensation measure of 0.9% of operating income before bonus expense (i.e., operating income plus bonus expense) for each executive officer. This measure set the maximum potential bonus for each named executive officer at $1,316,700. The Compensation Committee exercised its negative discretion to reduce the bonus amounts for each executive officer, other than Tao Huang as described in more detail below, based on overall company performance and the achievement of individual goals.

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In setting 2009 incentive bonuses and exercising its negative discretion, the Compensation Committee considered the individual performance of our executives based on the achievement of individual goals as well as company profitability.

During 2009, our executives achieved many key operational goals in an effort to improve efficiencies and control expenses but nevertheless, corporate profitability declined in a much tougher business environment than in the past.

Scott Cooley: As the leader of the company’s finance organization, Scott’s goals included making value added acquisitions, enhancing the finance function with a focus on tax and global reporting systems, strengthening the global finance staff, and identifying and implementing opportunities for key members of his team.

In 2009, Scott led several cost-savings measures throughout the organization to manage the company through the challenging business environment and led the global finance teams through six acquisitions, four of which were outside the United States. He strengthened the company’s global finance organization by hiring and promoting key individuals and enhancing our financial reporting systems, while at the same time continuing to provide strong operational support.

After considering the decline in corporate profitability and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Scott a bonus of $180,000.

Tao Huang: As chief operating officer, Tao’s goals included making value-added acquisitions, implementing a new organizational structure with emphasis on globalization and succession planning, accelerating the release and expanding the functionality of several Morningstar products, and identifying and implementing opportunities for key members of his team.

In 2009, Tao made good efforts in helping to generate new and renewal client revenue and cost-savings by increasing efficiency, played a key role in several acquisitions, and continued to integrate past acquisitions into the company’s business and operations. He implemented a new organizational structure improving productivity across several functional areas. Tao promoted, mentored, and created new opportunities for key members of his team.

Had the Committee applied to Tao the same factors that it had applied to all of the named executive officers, it would have awarded him a bonus of $480,000. However, in determining the manner in which it would exercise its discretion, the Committee also took into account the situation described below regarding options previously granted to Tao. In light of that situation, the Committee determined that it would not exercise its discretion to reduce his award below the maximum performance-based amount of $1,316,700.

In 2000, Morningstar granted Tao options to purchase 750,000 shares of our common stock. Morningstar intended, at the time of grant, for these options to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. In 2007, 2008, and 2009, Tao exercised these options. Morningstar subsequently determined that these options did not constitute incentive stock options but instead were non-qualified stock options. This determination resulted in adverse tax consequences for Tao. The Compensation Committee determined that it would be appropriate to restore to Tao the originally intended economic benefit of the option grants made in 2000. To that end, it determined that it would not exercise negative discretion to reduce his bonus from the maximum performance-based amount permitted under the Incentive Plan.

Patrick Reinkemeyer: As president of Morningstar Associates, Patrick’s goals included translating research and innovation into products and services, expanding globally, retaining clients, and identifying and implementing opportunities for key members of his team.

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In 2009, Morningstar Associates had a tough year with one client not renewing its contract in the wake of another client not renewing its contract at the end of 2008. Patrick implemented many strong client initiatives with key clients and has been instrumental in successfully expanding the investment consulting business and key staff in Europe.

After considering the decline in corporate profitability and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Patrick a bonus of $135,000.

Richard Robbins: As general counsel and corporate secretary, Rich’s goals included making value-added acquisitions, continuing to improve our public company disclosure and regulatory compliance, mitigating global corporate risk, and identifying and implementing developmental opportunities for key members of his team.

In 2009, Rich successfully managed legal costs without comprising the quality of legal representation by outside counsel. He played a critical role in negotiating the six acquisitions we completed in 2009. He made significant progress in addressing regulatory and litigation matters, provided valuable support to the Board, and enhanced Morningstar’s compliance training initiatives. Rich also continued to expand the role and responsibilities of his staff to better serve our business.

After considering the decline in corporate profitability and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Rich a bonus of $180,000.

Company Bonus: We believe it is useful to describe how we determine the overall employee bonus pool. Our bonus plan calculations are driven by changes in adjusted EBIT, which we call Bonus EBIT. Bonus EBIT is pre-incentive compensation operating income adjusted to exclude the impact of things we don’t control, such as intangibles amortization, the impact of currency exchange rates, and some operations such as certain recent acquisitions which maintained their own bonus pools. In 2009, we also excluded the impact of the adjustment to the tax treatment of certain stock options granted to one former and two current executives, one of whom is Tao Huang, that were originally considered incentive stock options and the Internal Revenue Service penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through 2009.

We calculated Bonus EBIT on a company-wide basis as follows:

($ mil)
Operating income before bonus expense	$146.3
Intangibles amortization	18.9
Exchange rate adjustments	(2.1)
Excluded operations	(2.9)
Adjustment for expenses related to tax treatment of certain stock options originally considered incentive stock options	6.1
Adjustment for penalties, primarily related to the timing of deposits for taxes withheld on stock option exercises from 2006 through 2009	3.9
Bonus EBIT:	$170.2

Our bonus pool was determined based on the achievement of target Bonus EBIT that was established by the Compensation Committee at the beginning of 2009. Unlike previous years when we calculated individual business unit pools based on year-over-year comparisons of individual business unit results, this year’s pool was based on total company Bonus EBIT. The Compensation Committee chose this approach partly because it felt it was prudent in the context of volatile market conditions and partly because our 2009 reorganization made year-over-year business unit comparisons difficult.

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The 2009 target Bonus EBIT was $170.2 million. At the target, the bonus pool would have been $20.0 million. Under the 2009 bonus plan, the bonus pool would be increased by $0.50 for every dollar that the actual Bonus EBIT exceeded the target Bonus EBIT and decreased by $0.50 for every dollar that the actual Bonus EBIT fell below the target Bonus EBIT. The 2009 Bonus EBIT was slightly above the target Bonus EBIT.

Once the bonus pool was determined, we subtracted the bonus amounts paid to our executive officers and then allocated the remainder among our business units to be distributed in the discretion of the relevant business unit head, subject to final approval by Joe, Tao, and Scott. This year, of the $1,316,700 paid to Tao under the Incentive Plan, only $480,000 was subtracted from the bonus pool available for distribution to the business units.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan. Awards may also be made to our non-employee directors and consultants.

In 2006, we began awarding restricted stock units. A restricted stock unit is an agreement to issue shares of stock at the time the recipient completes a vesting period. Restricted stock units are similar in many respects to restricted stock, which is issued when the award is first made, but subject to forfeiture if the restricted stock does not vest. Restricted stock units are easier to administer than restricted stock and don’t result in immediate dilution for other shareholders because the shares are not issued until after the units vest.

We believe that restricted stock units are attractive for at least two reasons. First, we use a value-based approach to equity-based compensation, which means our goal when we issue an equity-based award is to deliver an award that has a specific value at the time of grant. Second, unlike stock options, restricted stock units never go “out of the money,” so they retain some intrinsic value and therefore provide incentives under all scenarios. Nevertheless, there may be times when we will elect to award stock options and not restricted stock units because of the additional leverage or other characteristics that distinguish stock options from restricted stock units.

Equity awards that vest over time are an important component of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards because the Compensation Committee believes that equity awards can help align the economic interests of our executive officers with those of our shareholders. We also believe it is important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation that we provide to each executive officer in a given year generally reflects the individual’s level of responsibility within the company. We generally prefer variable compensation to be in the form of cash incentives rather than equity awards. We believe that keeping a consistent level of value for equity awards as of the grant date encourages key managers to enhance the value of the equity over time. This incentive also aligns with the goal of increasing long-term shareholder value. Because we generally keep base salaries low, having a consistent grant date value also provides an incentive for key managers to continue their employment with us even at times when variable pay or our stock price is lower.

The Compensation Committee determined annual equity grant values for Tao and Patrick at the time our company became public in 2005 and hasn’t made major changes to these values since then—including when we switched from granting stock options to restricted stock units. The Compensation Committee determined the initial equity grant values by evaluating these individuals’ total compensation in comparison with people in similar positions at Advent Software, Inc. and FactSet Research Systems, Inc. The Compensation Committee determined that the value of annual equity awards should be about 30% of total compensation for these individuals. The Compensation Committee determined Scott’s annual equity award value when he became chief financial officer in 2007 and Rich’s annual equity award value when he became general counsel and corporate secretary in August 2005.

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While the Compensation Committee has not adjusted the value of annual equity grants significantly in recent years, the Compensation Committee continues to review the annual equity award values for executive officers to assure that it reflects each executive’s responsibility within the company and encourages retention and long-term alignment with company success. We also make grants to many other employees. For example, in 2009, approximately 80% of the annual equity grant was made to employees other than executive officers.

In May 2009, the Compensation Committee granted restricted stock units to our named executive officers with a total value equal to $1,392,075 with the value of each unit being deemed equal to $38.52, the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on May 14, 2009 (the last trading day before the effective date of the grant). The Compensation Committee granted restricted stock units with a value equal to $249,995 to Scott Cooley, $549,989 to Tao Huang, $317,097 to Patrick Reinkemeyer, and $274,994 to Richard Robbins. Each restricted stock unit granted to employees vests in four equal annual installments beginning on the first anniversary of the grant date.

The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation gives our executive officers a substantial alignment with shareholders, while also permitting the Compensation Committee to provide incentives for our executive officers to enhance the intrinsic value of our company.

Practices Regarding the Grant of Equity Awards

The Compensation Committee makes equity grants once each quarter, with the bulk of the grants being made to non-employee directors, executive officers, and most other employees in the second quarter. We make equity grants after the issuance of our quarterly or year-end earnings press release. The Compensation Committee believes it’s appropriate to make awards at a time when material information regarding our performance for the quarter or year has been disclosed.

All restricted stock unit awards are made under the Stock Incentive Plan, with the value of each unit being deemed equal to the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on the last trading day before the effective date of grant. Other than awards granted to our non-employee directors, each restricted stock unit vests in four equal annual installments beginning on the first anniversary of the grant date. Each restricted stock unit award granted to our non-employee directors vests in three equal annual installments beginning on the first anniversary of the grant date.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar. If there had been a change in control of Morningstar on December 31, 2009, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been: Joe Mansueto $0; Scott Cooley $555,378; Tao Huang $1,379,140; Patrick Reinkemeyer $796,208; and Richard Robbins $689,570. All stock options granted to our named executive officers were fully exercisable as of December 31, 2009 so acceleration of vesting as of that date is not relevant.

Morningstar, Inc. 2010 Proxy Statement   21

In February 2010, we entered into an agreement with Tao Huang that obligated us to pay him $3,715,876 in connection with certain stock options that we granted to him in 2000. Morningstar intended, at the time of grant, that these stock options be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. We subsequently determined that these stock options did not constitute incentive stock options but were instead non-qualified stock options. This determination resulted in adverse tax consequences for Tao in an amount equal to $3,715,876. The Compensation Committee concluded that it would be appropriate to restore to Tao the originally intended economic benefit of these option grants. As a result, in February 2010 we paid $3,715,876 to Tao, of which $1,316,700 was paid pursuant to the Incentive Plan and is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. As contemplated by the relevant SEC rules, the remaining $2,399,176 will be included in next year’s Summary Compensation Table under the “All Other Compensation” column.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus. We had a deferred compensation agreement with Don Phillips, one of our executive officers, that ended in February 2009. See Certain Relationships and Related Party Transactions—Deferred Compensation Agreement with Don Phillips for a description of that agreement.

In past years, each person who received restricted stock units (including directors and executive officers) was permitted to defer receipt of the stock that otherwise would have been issued when the restricted stock units vested except where it was prohibited by local tax law or not practical. We eliminated this deferral feature for new grants as of January 1, 2009.

Perquisites and Personal Benefits

We seek to create standards for our facilities and operations that are strongly tied to our core values and mission. Our office environment is based on an open plan approach, without traditional offices, that emphasizes equality, collaboration, and teamwork. We use this design at our corporate headquarters and intend to expand it to other areas as we open or redesign other offices. Our health care insurance and other welfare and employee-benefit programs are the same for all eligible employees, including our executive officers. We do not have programs for providing perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor do we own or lease aircraft. We do not provide loans to our executives, although our 401(k) plan does permit participants to borrow money against their accounts. The Summary Compensation Table reflects certain benefits received by Scott Cooley in 2007 and 2008. Scott worked as an expatriate in Australia prior to accepting the chief financial officer position.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold a total number of shares, exercisable stock options, and vested restricted stock units equal to at least 25% of the total number of exercisable stock options and vested restricted stock units that he or she has been granted, excluding stock options that were exercised before our initial public offering.

Tax Deductibility for Certain Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Code precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to the chief executive officer and the three other highest compensated officers (other than the chief financial officer). However, performance-based compensation is exempt from a deduction limit if certain requirements are met. The Incentive Plan is designed to satisfy the relevant requirements of Section 162(m). In 2009, the Compensation Committee approved a performance measure to determine the maximum potential bonus for each named executive officer. Based on individual results as well as overall company performance, the Compensation Committee exercised its negative discretion to reduce the bonus amounts for each executive officer, other than Tao Huang. The amounts approved for our executive officers were at or below the maximum permitted under the company’s Section 162(m) performance measure.

Morningstar, Inc. 2010 Proxy Statement   22

_____________________________________________________

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Bill Lyons
Jack Noonan

_____________________________________________________

Compensation Committee Interlocks and
Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Morningstar, Inc. 2010 Proxy Statement   23

_____________________________________________________

Executive Compensation

The following table shows compensation for our chief executive officer, chief financial officer, and our three most highly compensated executive officers (the named executive officers) in 2009.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards [1]	Non-Equity Incentive Plan Compensation [2]	All Other Compensation [3]	Total
Joe Mansueto	2009	$100,000	$ —	$ —	$ —	$ 20	$ 100,020
Chairman and Chief Executive Officer	2008	100,000	—	—	—	6,145	106,145
	2007	100,000	—	—	—	7,020	107,020
Scott Cooley	2009	225,000	—	249,995	180,000	187	655,182
Chief Financial Officer	2008	225,000	450,000	249,958	61,506	21,861	1,008,325
	2007	196,089	240,000	249,961	10,535	250,514	947,099
Tao Huang	2009	300,000	—	549,989	1,316,700	246	2,166,935
Chief Operating Officer	2008	300,000	1,200,000	549,966	266,526	15,745	2,332,237
	2007	300,000	1,040,000	549,970	193,649	15,761	2,099,380
Patrick Reinkemeyer	2009	225,000	—	317,097	135,000	20	677,117
President, Morningstar Associates	2008	225,000	1,000,000	317,083	276,777	15,520	1,834,380
	2007	225,000	1,080,000	317,099	214,584	15,520	1,852,203
Richard Robbins	2009	250,000	—	274,994	180,000	207	705,201
General Counsel and Corporate Secretary	2008	250,000	425,000	274,947	90,209	15,707	1,055,863
	2007	250,000	440,000	274,960	73,273	15,707	1,053,940

(1) As required by relevant SEC rules, the amounts represent the grant date fair value for restricted stock unit awards granted in 2009 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating this amount. For further information on these awards, see the 2009 Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(2) Morningstar’s Incentive Plan first became fully subject to Section 162(m) of the Internal Revenue Code in 2009 and the bonus program for that year was structured so that bonus payments qualify as being “performance-based” under the relevant regulations. Accordingly, as required by SEC rules, bonuses for 2009 are in the “Non-Equity Incentive Plan Compensation” column. Bonus payments for 2007 and 2008 were discretionary in nature and fully deductible under the relevant Internal Revenue Service regulations pursuant to transition relief for newly public companies. In view of the discretionary nature of the payments and relevant SEC rules, bonus payments for 2007 and 2008 are reflected in the “Bonus” column. Amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2007 and 2008 include deferred cash bonus amounts under the Incentive Plan that were paid for meeting performance targets for (a) 2006 and 2007 and (b) 2007 and 2008. If targets for both years had not been met, the amounts would not have been paid. Deferred payments included one year’s interest at a blended 13-week Treasury Bill rate as adjusted on January 1 and July 1. This deferral was eliminated for bonus amounts paid for 2008 and subsequent years’ performance.

Morningstar, Inc. 2010 Proxy Statement   24

(3) For 2009, the amounts shown include amounts paid for basic life and accidental death and dismemberment insurance as follows: Joe Mansueto $20; Scott Cooley $187; Tao Huang $246; Patrick Reinkemeyer $20; and Richard Robbins $207.

For 2008, the amounts shown include the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other		Total
Joe Mansueto	$ 20	$ 6,125	$ —		$ 6,145
Scott Cooley	187	15,500	6,174	[a]	21,861
Tao Huang	246	15,499	—		15,745
Patrick Reinkemeyer	20	15,500	—		15,520
Richard Robbins	207	15,500	—		15,707

(a) For Scott Cooley, the amounts shown include expatriate-related expenses consisting of tax equalization payments.

For 2007, the amounts shown include the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other		Total
Joe Mansueto	$ 20	$ 7,000	$ —		$ 7,020
Scott Cooley	20	15,500	234,994	[a]	250,514
Tao Huang	261	15,500	—		15,761
Patrick Reinkemeyer	20	15,500	—		15,520
Richard Robbins	207	15,500	—		15,707

(a) For Scott Cooley, the amounts shown include expatriate-related expenses consisting of $28,820 for rent and utilities, $40,000 for relocation expenses, and amounts for food allowance, per diem, tax preparation services, medical exams for visa renewal purposes for Scott and his family, and tuition reimbursement for Scott’s children. Amounts shown also include $109,291 of tax equalization payments and $28,845 of tax payments paid by the company for Scott relating to these expatriate-related expenses to reduce double taxation.

Morningstar, Inc. 2010 Proxy Statement   25

2009 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2009 to each of our named executive officers.

	Grant Date	Approval Date	[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target	[2]	All Other Stock Awards: Number of Shares of Stocks or Units	[3]	Grant Date Fair Value of Stock Awards	[4]
Joe Mansueto	—	—		$—		—		$ —
Scott Cooley	May 15, 2009	May 8, 2009		—		6,490		249,995
Tao Huang	May 15, 2009	May 8, 2009		—		14,278		549,989
Patrick Reinkemeyer	May 15, 2009	May 8, 2009		—		8,232		317,097
Richard Robbins	May 15, 2098	May 8, 2009		—		7,139		274,994

(1) On May 8, 2009 the Compensation Committee approved a grant of restricted stock units for Scott Cooley, Tao Huang, Patrick Reinkemeyer, and Richard Robbins. The Compensation Committee designated May 15, 2009 as the grant date of each restricted stock unit grant approved at the meeting.

(2) As described under Compensation Discussion and Analysis—Bonus Plan, each named executive officer participated in the Incentive Plan for 2009. While the Incentive Plan does not make use of threshold or target awards that may be quantified at the beginning of the performance period, the Incentive Plan is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code. As a result, in early 2009 the Compensation Committee established a performance-based compensation measure that set the maximum potential bonus for each named executive officer, other than Joe, under the Incentive Plan, at $1,316,700, subject to the ability of the Committee to reduce that amount in the exercise of its discretion. In addition, due to the nature of the Incentive Plan, it is not possible to provide a meaningful representative amount based on the previous year’s performance.

(3) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the grant date fair value for each restricted stock unit award granted in 2009 as determined pursuant to FASB ASC Topic 718. See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating this amount.

Morningstar, Inc. 2010 Proxy Statement   26

2009 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2009.

				Option Awards			Stock Awards
	Number of
	Securities						Market Value
	Underlying				Number of		of Shares or
	Unexercised	Option			Shares or Units		Units of Stock
	Options	Exercise		Option	of Stock That		That Have
	Exercisable	Price		Expiration Date	Have Not Vested		Not Vested
Joe Mansueto	—	$ —		—	—		$ —
Scott Cooley					11,489	[1]	555,378
	90	14.13		May 1, 2010
	7,500	14.13		May 1, 2011
	1,500	10.95		May 1, 2012
	10,000	8.57		May 1, 2013
	10,000	14.70	[2]	December 1, 2014
	10,000	18.50	[3]	May 2, 2015
Tao Huang					28,530	[4]	1,379,140
	2,500	10.95		May 1, 2012
	12,500	8.57		May 1, 2013
	27,500	14.70	[2]	December 1, 2014
	30,000	18.50	[3]	May 2, 2015
Patrick Reinkemeyer					16,471	[5]	796,208
	4,500	14.13		May 1, 2010
	50,000	14.13		March 5, 2011
	15,000	14.13		May 1, 2011
	10,000	10.95		May 1, 2012
	10,000	8.57		May 1, 2013
	150,000	14.70	[2]	December 1, 2014
	35,000	18.50	[3]	May 2, 2015
Richard Robbins					14,265	[6]	689,570
	25,000	31.90	[7]	September 30, 2015

(1) These restricted stock units vest as follows: 2,902 on May 15, 2010, 2,678 on May 15, 2011, 2,476 on May 15, 2012, 1,623 on May 15, 2013, and 905 on August 15, 2010 and 2011.

(2) The initial exercise price of $14.70 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(3) The initial exercise price of $18.50 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(4) These restricted stock units vest as follows: 11,284 on May 15, 2010, 8,229 on May 15, 2011, 5,447 on May 15, 2012, and 3,570 on May 15, 2013.

(5) These restricted stock units vest as follows: 6,528 on May 15, 2010, 4,745 on May 15, 2011, 3,140 on May 15, 2012, and 2,058 on May 15, 2013.

(6) These restricted stock units vest as follows: 5,642 on May 15, 2010, 4,115 on May 15, 2011, 2,723 on May 15, 2012, and 1,785 on May 15, 2013.

(7) The initial exercise price of $31.90 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

Morningstar, Inc. 2010 Proxy Statement   27

2009 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2009 by our named executive officers.

Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$ —	—	$ —
Scott Cooley	—	—	2,184	89,458
Tao Huang	673,000	17,417,213	7,715	297,182	[1]
Patrick Reinkemeyer	—	—	4,469	172,146
Richard Robbins	—	—	3,857	148,572

(1) Tao Huang deferred receipt of 3,056 and 2,783 shares of our common stock until May 15, 2013 and May 15, 2011, respectively.

___________________________________________________

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2009 regarding our equity incentive plans.

					Number of Securities Remaining
					Available for Future Issuance
	Number of Securities to be		Weighted Average		Under Equity Compensation Plans
	Issued Upon Exercise of		Exercise Price		(Excluding Securities Covered by
	Outstanding Options,		of Outstanding Options,		Outstanding Options, Warrants,
	Warrants, and Rights		Warrants, and Rights		and Rights)
Equity incentive plans approved by shareholders	3,398,596	[1]	$16.63	[2]	2,143,158
Equity incentive plans not approved by shareholders	0		—		0
Total	3,398,596		$16.63		2,143,158

(1) Includes 721,019 restricted stock units that were outstanding as of December 31, 2009 under the Morningstar 2004 Stock Incentive Plan.

(2) Restricted stock unit awards do not have an exercise price. Accordingly, the outstanding restricted stock units have been disregarded for purposes of computing the weighted average exercise price.

Morningstar, Inc. 2010 Proxy Statement   28

___________________________________________________

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counseling, and direction to our management team in the best long-term interests of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in January 2009.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating, for example, to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of Morningstar’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of Morningstar’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered public accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. Ernst & Young provided the Audit Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed Ernst & Young’s independence with Ernst & Young and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

Morningstar, Inc. 2010 Proxy Statement   29

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar. Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to pre-approve additional services. If the Chair pre-approves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of Ernst & Young Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2009, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and Ernst & Young’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Ernst & Young represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and Ernst & Young’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee

Cheryl Francis, Chair
Steve Kaplan
Bill Lyons
Paul Sturm

Morningstar, Inc. 2010 Proxy Statement   30

___________________________________________________

Principal Accounting Firm Fees

The following tables show the fees that we paid or accrued for audit and other services provided to us by Ernst & Young LLP, our principal accounting firm, for fiscal years 2009 and 2008.

	2009	2008
Audit Fees	$794,045	$770,643
Audit-Related Fees	—	—
Tax Fees	846	5,100
All Other Fees	1,995	4,500
Total	$796,886	$780,243

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

There were no fees for Audit-Related services in 2008 or 2009. The items included in this category consist of assurance and related services that are normally provided by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and accounting consultations and audits performed in connection with acquisitions.

Tax Fees

This category mainly consists of tax compliance and consultation services. In 2009, $846 was for assistance with the preparation of tax returns. In 2008, $5,100 was for assistance with the preparation of tax returns.

All Other Fees

This category includes the fees paid for a subscription to an online accounting research tool provided by Ernst & Young.

Morningstar, Inc. 2010 Proxy Statement   31

___________________________________________________

Certain Relationships and Related

Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and other employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

The Nominating and Corporate Governance Committee Charter requires that the Nominating and Corporate Governance Committee review potential conflicts of interests of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. Our General Counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. In addition, the Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Relationships with Morgan Stanley

As described in the beneficial ownership table beginning on page 14 of this proxy statement, Morgan Stanley holds, on behalf of itself and its clients for whom it has taken investment discretion, 7.99% of our common stock. The company has a variety of commercial relationships with Morgan Stanley, the most significant of which are: we provide equity research to Morgan Stanley, we provide Licensed Data and Investment Consulting services to Morgan Stanley; Morgan Stanley licenses a portion of Advisor Workstation; and Morgan Stanley provides brokerage and execution services related to our stock option program. We recorded revenue of approximately $9.1 million from Morgan Stanley in 2009.

Deferred Compensation Agreement with Don Phillips

In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock with an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and expired in February 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share.

To compensate Don for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligated us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquired upon exercise of the options that we granted to him in 1999. At our election, this payment could be made in cash or shares of our common stock.

Morningstar, Inc. 2010 Proxy Statement   32

If at the time he became entitled to a payment, the fair market value of our stock was below $2.77 per share, the amount of deferred compensation payable to him was reduced proportionately based on the percentage that the then-current fair market value of a share of our common stock represented of $2.77. Don exercised the remaining 30,576 options granted to him in 1999 in early 2009, for which he received total deferred compensation of approximately $82,250.

Employment of Family Member of Frank Ptak

Jeff Ptak, the son of Frank Ptak, is employed by Morningstar Investment Services, Inc., a wholly owned subsidiary of the company. Frank Ptak is a member of our Board of Directors and joined our Board in 2007. He is not standing for re-election at the annual meeting. In 2009, Jeff received a base salary of $140,000 and a bonus of $42,469. Also during 2009, Jeff received a grant of restricted stock units with a value equal to $59,976 at grant, which vest over a period of four years.

___________________________________________________

Section 16(a) Beneficial Ownership
Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2009, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) with the following exceptions: Joe Mansueto had one late filing related to a sale of shares under his Rule 10b5-1 trading plan; Tao Huang had one late filing related to an option exercise and sale of shares under his Rule 10b5-1 trading plan; and Bevin Desmond had five late filings related to the following transactions by her spouse: the withholding of shares to satisfy restricted stock unit tax withholdings obligations on three occasions; an option exercise and sale of shares; and a sale of shares.

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Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2011 annual meeting must be received by us no later than December 9, 2010. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2011 annual meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than November 9, 2010

Morningstar, Inc. 2010 Proxy Statement   33

and no later than December 9, 2010. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

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Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2009 are included in our 2009 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2009 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2009 Annual Report and this proxy statement are available on the Internet at http://global.morningstar.com/US/InvestorRelations.

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Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by (1) sending an e-mail message to investors@morningstar.com, (2) sending a fax to (312) 696-6009, or (3) sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission each month.

Our Investor Relations website, located at http://global.morningstar.com/US/InvestorRelations, contains press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar, Inc. 2010 Proxy Statement   34

Morningstar, Inc. 22 West Washington Street Chicago Illinois, 60602

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Morningstar, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M21951-P90832	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MORNINGSTAR, INC.

The Board of Directors recommends you vote
FOR the following proposals:

1. Election of Directors	For	Against	Abstain

1a. Joe Mansueto	☐	☐	☐			For	Against	Abstain

1b. Don Phillips	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as Morningstar’s independent registered public accounting firm for 2010.	☐	☐	☐

1c. Cheryl Francis	☐	☐	☐

1d. Steve Kaplan	☐	☐	☐

1e. Bill Lyons	☐	☐	☐

1f. Jack Noonan	☐	☐	☐

1g. Paul Sturm	☐	☐	☐

1h. Hugh Zentmyer	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name(s) as it appear(s) on this proxy. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M21952-P60832

Proxy — MORNINGSTAR, INC.

Proxy for Annual Meeting of Shareholders

May 18, 2010

9:00 A.M.

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2010.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Scott Cooley and Richard Robbins, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments.

Continued and to be voted on reverse side